Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 5, 2014, with respect to the financial statements included in the Annual Report of ALCO Stores, Inc. on Form 10-K for the year ended February 2, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of ALCO Stores, Inc. on Forms S-8 (File Nos. 333-165568, 333-139678, and 333-182626).

/s/ GRANT THORNTON LLP

Kansas City, Missouri
May 5, 2014